Exhibit 10.48

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT, dated as of July 21, 2006 (this “Agreement”), made by EMAGIN CORPORATION, a Delaware corporation (the “Grantor”), to ALEXANDRA GLOBAL MASTER FUND LTD., a British Virgin Islands international business company, as collateral agent (in such capacity, the “Collateral Agent”) on behalf of the Holders (such capitalized term and all other capitalized terms used in this Agreement having the respective meanings provided in this Agreement).

W I T N E S S E T H:

WHEREAS, the Grantor and the several Buyers are parties to the several Note Purchase Agreements, pursuant to which, among other things, the Buyers have agreed to purchase up to $7,000,000 aggregate principal amount of Notes of the Grantor;

WHEREAS, in connection with the transactions contemplated by the Note Purchase Agreements, the Grantor has agreed to grant to the Collateral Agent a security interest in certain of its property, assets and rights;

WHEREAS, it is a condition precedent to the several obligations of the Buyers to purchase their respective Notes and Warrants pursuant to the Note Purchase Agreements that the Grantor shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Holders;

WHEREAS, contemporaneously with the execution and delivery of this Agreement the Company and the Collateral Agent are executing and delivering the Patent and Trademark Security Agreement and the Lockbox Agreement; and

NOW, THEREFORE, in consideration of the premises and to induce the Buyers to purchase their respective Notes and Warrants, the Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Holders, as follows:

1.  Definitions.

(a) As used in this Agreement, the terms “Agreement”, “Grantor” and “Collateral Agent” shall have the respective meanings assigned to such terms in the introductory paragraph of and the recitals to this Agreement.

(b) All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Agreement.

(c) Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Notes.

(d) The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts” means all rights to payment for goods sold or leased or for services rendered, whether or not such rights have been earned by performance.

“Additional Note” means the Note issued pursuant to the Additional Note Purchase Agreement.

“Additional Note Purchase Agreement” means the Note Purchase Agreement, dated as of July 21, 2006, by and between the Grantor and Stillwater LLC, which by its terms contemplates the issuance of up to $500,000 aggregate principal amount of Notes on or after December 10, 2006.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

“Buyer” means any of the several buyers party to a Note Purchase Agreement.

“Chattel Paper” shall have the meaning assigned to such term under the Code.

“Code” means the Uniform Commercial Code as from time to time in effect in the State of Delaware.

“Collateral” means each of the following, whether now existing or hereafter arising:

(1) all Accounts of the Grantor and, if the Collateral Agent exercises its rights under Section 3(b), the Lockbox and each and every General Intangible relating thereto;

(2) all Inventory of the Grantor;

(3) all Equipment of the Grantor;

(4) all Proprietary Information owned or licensed by the Grantor, whether existing on the date hereof or developed or acquired hereafter;

(5) all of the Grantor’s right, title and interest in and to all Contracts, Documents, Chattel Paper, Instruments, Investment Property and General Intangibles, whether existing on the date hereof or hereafter arising;

(6) all cash, securities, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of the Collateral, including, without limitation in respect of the cash or other property held in the Lockbox or the Collateral Account;

(7) all Patents, Patent Licenses, Trademarks and Trademark Licenses;

(8) all insurance policies to the extent they relate to items (1) through (7) above;

(9) all books, ledgers, books of account, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating, or referring to any of the foregoing; and

(10) to the extent not otherwise included, all Proceeds, products, rents, issues, profits and returns of and from any and all of the foregoing, which Proceeds may be in the form of Accounts, Chattel Paper, Inventory or otherwise.

“Collateral Account” shall have the meaning provided in the Lockbox Agreement.

“Contracts” shall have the meaning assigned to that term under the Code.

“Documents” shall have the meaning assigned to such term under the Code.

“Event of Default” means:

(1) the failure by the Grantor to perform in any material respect any obligation of the Grantor under this Agreement as and when required by this Agreement; or

(2) any representation or warranty made by the Grantor pursuant to this Agreement shall have been untrue in any material respect when made or deemed to have been made; or

(3) the failure by the Grantor to perform in any material respect any obligation of the Grantor under the Patent and Trademark Security Agreement as and when required by the Patent and Trademark Security Agreement;

(4) any representation or warranty made by the Grantor pursuant to the Patent and Trademark Security Agreement shall have been untrue in any material respect when made or deemed to have been made;

(5) the failure by the Grantor to perform in any material respect any obligation of the Grantor under the Lockbox Agreement as and when required by the Lockbox Agreement;

(6) any representation or warranty made by the Grantor pursuant to the Lockbox Agreement shall have been untrue in any material respect when made or deemed to have been made; or

(7) any Event of Default, as that term is defined in any of the Notes.

“General Intangibles” shall have the meaning assigned to such term under the Code.

“Holder” means any Buyer or any holder from time to time of any Note.

“Indemnified Person” shall have the meaning provided in Section 5(j).

“Inventory” shall have the meaning assigned to such term under the Code, and in any event, including, without limitation, all raw material, work-in process and finished goods, inventory, merchandise, goods and other personal property that are held by or on behalf of a Person for sale or lease or to be furnished under a contract of service or which give rise to any Account, including, without limitation, returned goods.

“Issuance Date” means the date on which the Notes are initially issued.

“Lien” shall mean any lien, mortgage, security interest, chattel mortgage, pledge or other encumbrance (statutory or otherwise) of any kind securing satisfaction or performance of an obligation, including any agreement to give any of the foregoing, any conditional sales or other title retention agreement, any lease in the nature thereof, and the filing of or the agreement to give any financing statement under the Code of any jurisdiction or similar evidence of any encumbrance, whether within or outside the United States.

“Lockbox” shall have the meaning assigned to such term in the Lockbox Agreement.

“Lockbox Agent” means the Person from time to time serving as Lockbox Agent under the Lockbox Agreement.

“Lockbox Agreement” means that certain Lockbox Agreement dated as of the date hereof, by and between the Grantor and the Lockbox Agent.

“Majority Holders” means at any time such of the holders of the Notes who hold Notes which, based on the outstanding principal amounts thereof, represent a majority of the aggregate outstanding principal amount of the Notes at such time.

“Note Purchase Agreements” means the several Note Purchase Agreements, dated as of July 21, 2006, by and between the Grantor and the respective Buyer party thereto pursuant to which the Grantor issued the Notes, including, without limitation, the Additional Note Purchase Agreement.

“Notes” means the Grantor’s 6% Senior Secured Convertible Notes due 2007-2008 originally issued pursuant to the Note Purchase Agreements, including, without limitation, the Additional Note.

“Obligations” means:

(1) the full and prompt payment when due of all obligations and liabilities to the Holders, whether now existing or hereafter arising, under the Transaction Documents and the due performance and compliance with the terms of the Transaction Documents;

(2) any and all sums advanced by the Collateral Agent or any Holder in order to preserve the Collateral or to preserve the Security Interest;

(3) in the event of any proceeding for the collection or enforcement of any obligations or liabilities of the Grantor referred to in the immediately preceding clauses (1) and (2) in accordance with the terms of the Transaction Documents, the reasonable expenses of re-taking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or of any other exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys' fees and court costs; and

(4) any amounts for which the Collateral Agent or any Holder is entitled to indemnification under Section 5(j).

“Patent(s)” means all present and future patents, patent applications and patent disclosures which are presently, or in the future may be, owned, issued, acquired or used (whether pursuant to a license or otherwise) anywhere in the world by the Grantor, in whole or in part, and all of the Grantor's right, title and interest in and to all patentable inventions and to file applications for patents under patent laws of the United States or of any other jurisdiction, including, without limitation, any and all extensions, reissues, substitutes, continuations, continuations-in-part, divisional, patents of addition, re-examinations and renewals thereof, and patents issuing therefrom, and any other proprietary rights related to any of the foregoing (including, without limitation, remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and any and all foreign counterparts of any of the foregoing.

“Patent Licenses” means each license agreement relating to Patents granted to, used or acquired by the Grantor, in each case together with the right to use and rely upon the inventions and other intellectual property conveyed thereunder.

“Patent and Trademark Security Agreement” means that certain Patent and Trademark Security Agreement, dated as of July 21, 2006, between the Grantor and the Collateral Agent.

“Permitted Liens” shall have the meaning assigned to such term in the Notes.

“Person” means any natural person, corporation, partnership, limited liability company, trust, incorporated organization, unincorporated association or similar entity or any government, governmental agency or political subdivision.

“Proceeds” shall have the meaning assigned to such term under the Code.

“Proprietary Information” means information in whatever form generally unavailable to the public that has been created, discovered, developed or otherwise become known to the Grantor or in which property rights have been assigned or otherwise conveyed to the Grantor, which information has economic value or potential economic value to the creation, operation, use, modification, extension, upgrade, application, marketing, sale and distribution of the Grantor’s products and services. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, customer and supplier lists, financial information, business plans or projections and modifications or enhancements to any of the above. Proprietary Information shall include all information existing on the date hereof and all information developed or acquired hereafter.

“Security Interest” means the security interest granted in the Collateral pursuant to this Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Grantor.

“Trademark License” means each license agreement relating to Trademarks used, adopted or acquired by the Grantor.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers of the Grantor adopted for use in conjunction with the Grantor’s business products and services, now existing anywhere in the world or hereinafter adopted or acquired, whether currently in use or not, and the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, and (b) all renewals thereof by the Grantor.

“Transaction Documents” means the Notes, the Note Purchase Agreements, this Agreement, the Patent and Trademark Security Agreement, the Lockbox Agreement, the Warrants, and the other agreements, instruments and documents contemplated hereby and thereby.

2. Grant of Security Interest. As collateral security for the prompt and complete payment and performance of the Obligations and for the other purposes provided in this Agreement, the Grantor hereby grants to the Collateral Agent for the ratable benefit of the Holders a first priority security interest in all of the Collateral. Such grant includes, without limitation, a grant of the security interest to secure the payment and performance of Obligations relating to the Additional Note upon the date of issuance of such Additional Note.

3. Rights of Collateral Agent; Limitations on Collateral Agent's Obligations.

(a) Grantor Remains Liable under Accounts and Contracts. Anything herein to the contrary notwithstanding, the Grantor shall remain liable under each of the Accounts and Contracts that constitute part of the Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account and in accordance with and pursuant to the terms and provisions of each such Contract. The Collateral Agent shall not have any obligation or liability under any Account that constitutes part of the Collateral (or any agreement giving rise thereto) or under any Contract that constitutes part of the Collateral by reason of or arising out of this Agreement or the receipt by the Collateral Agent of any payment relating to such Account or Contract pursuant hereto, nor shall the Collateral Agent be obligated in any manner to perform any of the obligations of the Grantor under or pursuant to any such Account (or any agreement giving rise thereto) or under or pursuant to any such Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any such Account (or any agreement giving rise thereto) or under any such Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) Notice to Account Debtors and Contracting Parties. Upon the direction of the Collateral Agent at any time that an Event of Default has occurred and is continuing, the Grantor shall promptly, but in no event later than five Business Days, after such direction is given, notify all the account debtors on the Accounts that constitute part of the Collateral and parties to the Contracts that constitute part of the Collateral that such Accounts and such Contracts have been assigned to the Collateral Agent for the ratable benefit of the Holders and that payments in respect thereof shall be made directly to the Collateral Agent or as the Collateral Agent shall direct in accordance with the Lockbox Agreement.

(c) Verification and Analysis of Accounts. If an Event of Default has occurred and the Collateral Agent shall have directed the Grantor to notify the account debtors on the Accounts and parties to the Contracts in accordance with Section 3(b), in addition to its rights pursuant to clause (1) of this Section 3(c) the Collateral Agent shall have the right in its own name or in the name of others to communicate with account debtors on the Accounts that constitute part of the Collateral and parties to the Contracts that constitute part of the Collateral to verify with them to its satisfaction the existence, amount and terms of any such Accounts or Contracts and to make test verifications of such Accounts in any manner and through any medium that it reasonably considers advisable, and the Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection therewith. At any time and from time to time, upon the Collateral Agent's reasonable request and at the expense of the Grantor, the Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, such Accounts.

4. Representations and Warranties. The Grantor hereby represents and warrants that:

(a) Title; No Other Liens. Except for the Lien granted to the Collateral Agent for the ratable benefit of the Holders pursuant to this Agreement, the Patent and Trademark Security Agreement, the Lockbox Agreement and the Lien granted to the Collateral Agent for the ratable benefit of the Holders pursuant to the Patent and Trademark Security Agreement, the Grantor owns and has good and marketable title to each item of the Collateral free and clear of any and all Liens or claims of others except Permitted Liens. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as may have been filed in favor of the Collateral Agent, for the ratable benefit of the Holders, pursuant to this Agreement or pursuant to the Patent and Trademark Security Agreement.

(b) Perfected First Priority Liens. The Liens granted pursuant to this Agreement will constitute upon the completion of all the filings or notices listed in Schedule I hereto, perfected Liens on all Collateral in favor of the Collateral Agent for the benefit of the Holders, which are prior to all other Liens (except Permitted Liens, if any) on such Collateral and which are enforceable as such against all Persons.

(c) Accounts. No amount payable to the Grantor under or in connection with any Account that constitutes part of the Collateral is evidenced by any Instrument (other than checks in the ordinary course of business) or Chattel Paper which has not been delivered to the Collateral Agent. The place where the Grantor keeps its records concerning the Accounts that constitute part of the Collateral is set forth on Schedule II hereto.

(d) Consents under Contracts. No consent (other than consents that have been obtained) of any party (other than the Grantor), to any Contract that constitutes part of the Collateral is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement or the exercise of the Collateral Agent's rights and remedies provided herein or at law.

(e) Inventory. The items of Inventory that constitute part of the Collateral are, as of the Issuance Date, kept at the locations listed on Schedule III hereto and have not been kept at any other location within the six-month period ending on the Issuance Date.

(f) Chief Executive Office. The Grantor's chief executive office and chief place of business is located at 10500 N.E. 8th Street, Suite 1400, Bellevue, WA 98004.

(g) Power and Authority. The Grantor has full power, authority and legal right to grant the Collateral Agent the Lien on the Collateral pursuant to this Agreement.

(h) Approvals, Filings, Etc. No authorization, approval or consent of, or filing, registration, recording or other action with, any United States or foreign court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market, the stockholders of the Grantor or any other Person, is required to be obtained or made by the Grantor or any Subsidiary (x) for the grant by the Grantor of the Security Interest in the Collateral pursuant to this Agreement, (y) to perfect the Security Interest purported to be created by this Agreement, or (z) for the exercise of the Collateral Agent's rights and remedies provided herein or at law, in each case except as has been obtained or made.

5. Covenants. The Grantor covenants and agrees with the Collateral Agent that from and after the date of this Agreement until the payment or performance in full by the Grantor of all of the Obligations:

(a) Further Documentation; Pledge of Instruments and Chattel Paper. At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Code or similar laws in effect in any such jurisdiction with respect to the Liens created hereby. The Grantor also hereby authorizes the Collateral Agent to file any such financing or continuation statement without the signature of the Grantor to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper shall be immediately delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

(b) Maintenance of Records.  The Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to any Accounts that may constitute part of the Collateral. For the further security of the Collateral Agent, the Grantor hereby grants to the Collateral Agent a security interest in all of the Grantor's books and records pertaining to the Collateral, and the Grantor shall turn over any such books and records for inspection at the office of the Grantor to the Collateral Agent or to its representatives during normal business hours at the request of the Collateral Agent.

(c) Limitation on Liens on Collateral. The Grantor (x) will not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral, other than the Security Interest created hereby and Liens created by the Patent and Trademark Security Agreement, and (y) will defend the right, title and interest of the Collateral Agent in and to any of the Collateral against the claims and demands of all Persons.

(d) Limitations on Dispositions of Collateral. The Grantor will not sell, transfer, lease, assign, grant any participation or interest in, or otherwise dispose of, any of the Collateral to any Person, including, without limitation, any Subsidiary or Affiliate of the Grantor, or attempt, offer or contract to do so.

(e) Performance of Contracts and Agreements Giving Rise to Accounts. The Grantor shall (i) exercise promptly and diligently each and every material right and perform each material obligation which it may have under each Contract that constitutes part of the Collateral and each agreement giving rise to an Account that constitutes part of the Collateral (other than any right of termination) and (ii) deliver to the Collateral Agent, upon request, a copy of each material demand, notice or document received by it relating in any way to any Contract that constitutes part of the Collateral or any agreement giving rise to an Account that constitutes part of the Collateral. The Grantor shall not amend or modify the terms of, or waive any rights under, any Contracts, in a manner which would materially adversely affect the Security Interest or the value of such Contracts.

(f) Further Identification of Collateral. The Grantor shall furnish to the Collateral Agent from time to time, upon the request of the Collateral Agent, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(g) Notices. The Grantor will advise the Collateral Agent within two Business Days of the occurrence thereof, in reasonable detail, at its address in accordance with Section 16, (i) of any Lien (other than Liens permitted hereunder) on, or claim asserted against, any of the Collateral, (ii) of any Event of Default or any event which, with notice or the lapse of time, or both, would become an Event of Default and (iii) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the Collateral, the Security Interest or the rights of the Collateral Agent hereunder.

(h) Changes in Locations, Name, Etc. The Grantor will not

(1) change the location of its chief executive office/chief place of business from that specified in Section 4(f) or remove its books and records from the location specified in Section 4(c), or

(2) change its name, identity or corporate structure to such an extent that any financing statement filed in connection with this Agreement and naming the Collateral Agent as secured party would become misleading or invalid, or

(3) change the location at which any item of Inventory that constitutes Collateral is kept from the locations specified in Section 4(e),

unless in any such case it shall have given the Collateral Agent at least 30 days prior written notice thereof and, prior to such action or event, shall have taken appropriate action satisfactory to the Collateral Agent to preserve and protect the Collateral Agent's security interest under this Agreement.

(i) Subsidiaries. This Agreement is entered into on behalf of and for the benefit of the Grantor. The Subsidiaries and the Affiliates of the Grantor have no ownership or other rights in the Collateral. The Grantor will not permit any Subsidiary or any Affiliate of the Grantor to have any ownership or other rights in or to exercise any control over the Collateral.

(j) Indemnification. The Grantor agrees to indemnify and hold harmless the Collateral Agent and each Holder and their respective officers, directors, Affiliates, agents, members, shareholders and investment advisors (each, an “Indemnified Person”) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and to reimburse the Collateral Agent and each Holder for all costs and expenses, including reasonable attorneys’ fees and expenses, arising out of or resulting from this Agreement, including any breach hereof or Event of Default hereunder, or the exercise by the Collateral Agent or any Holder, as the case may be, of any right or remedy granted to it hereunder or under the other Transaction Documents under applicable law; provided, however, that the Grantor shall not be required to indemnify a particular Indemnified Person to the extent any claim, demand, loss, judgment, liability, cost or expense is determined by final judgment (not subject to further appeal) of a court of competent jurisdiction to have arisen primarily from the gross negligence or willful misconduct of such Indemnified Person. In no event shall any Indemnified Person other than the Collateral Agent have any liability or obligation to the Grantor under this Agreement or applicable law (liability under which the Grantor hereby waives) for any matter or thing in connection with this Agreement, and in no event shall the Collateral Agent be liable, in the absence of a determination of gross negligence or willful misconduct on its part by final judgment (not subject to further appeal) of a court of competent jurisdiction, for any matter or thing in connection with this Agreement other than to account for moneys actually received by it in accordance with the terms hereof. If and to the extent that the obligations of the Grantor under this Section 4(j) are unenforceable for any reason, the Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

6. Collateral Agent's Powers.

(a) Powers. The Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof or investment advisor thereto, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, from time to time in the Collateral Agent's discretion, during any period in which an Event of Default is continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Collateral Agent and each such officer, agent and investment advisor the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, except any notice required by law, to do the following:

(i) to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under or with respect to any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under or with respect to any such Collateral whenever payable, in each case in the name of the Grantor or its own name, or otherwise;

(ii) to pay or discharge taxes and liens levied or placed on or threatened against the Collateral and to pay all or any part of the premiums therefor and the costs thereof; and

(iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Grantor with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent's option and the Grantor's expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.

The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the Grantor shall have paid and performed in full all of the Obligations.

(b) Other Powers. The Grantor also authorizes the Collateral Agent, from time to time during any period in which an Event of Default is continuing, to execute, in connection with the sale provided for herein, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) No Duty on Collateral Agent's Part. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent's interests in the Collateral for the pro rata benefit of the Holders and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7. Performance by Collateral Agent of Grantor's Obligations. If the Grantor fails to perform or comply with any of its agreements contained herein and the Collateral Agent, as provided for by the terms of this Agreement and following reasonable notice to the Grantor, may itself perform or comply, or otherwise cause performance or compliance, with such agreement, and the expenses of the Collateral Agent incurred in connection with such performance or compliance shall be payable by the Grantor to the Collateral Agent on demand and shall constitute Obligations secured hereby.

8. Remedies in General. If an Event of Default has occurred and is continuing, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or expressly provided for) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are, to the extent permitted by applicable law, hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), at public or private sale or sales, at any exchange, broker's board or office of the Collateral Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived, to the extent permitted by applicable law, or released.

The Grantor further agrees that, if an Event of Default has occurred and is continuing, at the Collateral Agent's request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Grantor's premises or elsewhere. The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent account for the surplus, if any, to the Grantor. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Collateral Agent arising out of the exercise by it of any rights hereunder, provided, that nothing contained in this Section 8 shall relieve the Collateral Agent from liability arising solely from its gross negligence or willful misconduct. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten days before such sale or other disposition. The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

9. Limitation on Duties Regarding Preservation of Collateral. The Collateral Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or otherwise.

10. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest until the Grantor has paid and performed in full all of its obligations under the Transaction Documents.

11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Paragraph Headings, Captions, Etc. The paragraph headings, the captions and the footers used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

13. No Waiver; Cumulative Remedies. The Collateral Agent shall not by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent would otherwise have on any future occasion. The rights and remedies herein and in the Notes and the other Transaction Documents are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law or in equity or by statute.

14. Waivers and Amendments; Successors and Assigns. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the party to be charged with enforcement; provided, however, that any provision of this Agreement may be waived, amended, supplemented or otherwise modified by the Collateral Agent only with the prior written approval of the Majority Holders. This Agreement shall be binding upon the successors and permitted assigns of the Grantor and shall inure to the benefit of the Collateral Agent and its successors and assigns. The Grantor may not assign its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, which the Collateral Agent may withhold in the sole discretion of the Majority Holders. The requirements for resignation, and appointment of a successor to, the Collateral Agent are established by Schedule IV hereto and not by this Agreement.

15. Termination of Security Interest; Release of Collateral.

(a) Upon the payment in full of all principal of and premium, if any, and interest on the Notes and the payment in full of all other amounts for Obligations that are due and payable at such time, and if no claims for payment by the Company of any Obligations are at the time pending, the Security Interest shall terminate and all rights to the Collateral shall revert to the Grantor.

(b) If an Event of Default shall have occurred and be continuing, the Collateral Agent shall disburse the funds held by it pursuant to this Agreement as follows:

(i) First, to pay any amounts payable to the Collateral Agent pursuant to Section 17 that have not been paid by the Grantor;

(ii) Second, to pay each Holder on a pro rata basis the amount of all accrued and unpaid interest (and interest, if any, thereon at the Default Rate) then due each Holder in accordance with the terms of their respective Notes through the most recent Interest Payment Date;

(iii) Third, to pay each Holder on a pro rata basis the amount, if any, of unpaid principal then due on the Maturity Date of any installment of principal of such Holder’s Notes;

(iv) Fourth, to pay each Holder, on a pro rata basis, the amount then due upon acceleration, if any, pursuant to Section 4 of such Holder’s Note(s); and then

(v) Fifth, to pay each Holder who has exercised its repurchase rights under Section 5 of the Notes, on a pro rata basis, all of the applicable unpaid Repurchase Price for each of the Notes or portions thereof required to be repurchased; and then

(vi) Sixth, to pay each Holder any other amount due and payable to such Holder under the Transaction Documents; and then

(vii) Seventh, the remaining amount, if any, to the Grantor.

provided, however, that if the amount of funds held by the Collateral Agent is insufficient to pay all amounts due to the Holders pursuant to clauses (ii) and (iv) above, then the amount paid to the Holders pursuant to this Section 15(b) shall be prorated among the Holders in proportion to the respective amounts due each Holder pursuant to the particular such clause or clauses for which such funds are insufficient.

(c) At any time and from time to time prior to termination of the Security Interest pursuant to Section 15(a), the Collateral Agent shall release any of the Collateral only with the prior written consent of the Majority Holders.

(d) Upon any such termination of the Security Interest or release of all the Collateral, the Collateral Agent will, at the expense of the Grantor, execute and deliver to the Grantor such documents and take such other actions as the Grantor shall reasonably request to evidence the termination of the Security Interest and deliver to the Grantor all Collateral so released then in its possession.

16. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and shall be sent by mail, personal delivery, telephone line facsimile transmission or courier and shall be effective five days after being placed in the mail, if mailed, or upon receipt, if delivered personally, by telephone line facsimile transmission or by courier, in each case addressed to a party at such party's address (or telephone line facsimile transmission number) shown below or such other address (or telephone line facsimile transmission number) as a party shall have provided by notice to the other party in accordance with this provision. In the case of any notice to the Grantor, such notice shall be addressed to the Grantor at 10500 N.E. 8th Street, Suite 1400,Bellevue, WA 98004, Attention: Chief Financial Officer (telephone line facsimile number (425) 749-3601), with a copy to Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, 21st Floor, New York, New York 10018, Attention: Richard A. Friedman, Esq. (telephone line facsimile number (212) 930-9725) and in the case of any notice to the Collateral Agent, such notice shall be addressed to the Collateral Agent at c/o Alexandra Investment Management, LLC, 767 Third Avenue, 39th Floor, New York, New York 10017 (telephone line facsimile number (212) 301-1810), with a copy to Law Offices of Brian W Pusch, Penthouse Suite, 29 West 57th Street, New York, New York (telephone line facsimile number (212) 980-7055).

17. Fees and Expenses. The Grantor agrees to pay the fees of the Collateral Agent in performing its services under this Agreement and all expenses (including but not limited to reasonable attorneys' fees and costs for legal services, costs of insurance and payments of taxes or other charges) of, or incidental to, the custody, care, sale or realization on any of the Collateral or in any way relating to the performance of the obligations or the enforcement or protection of the rights of the Collateral Agent hereunder.

18. Concerning Collateral Agent. The Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or nonexercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Holders, be governed by Schedule IV hereto and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantor, except as expressly provided in Sections 14 and 15, the Collateral Agent shall be conclusively presumed to be acting as agent for the Holders with full and valid authority so to act or refrain from acting, and the Grantor shall not be under any obligation to make any inquiry respecting such authority. The Collateral Agent hereby waives for the benefit of the Holders any claim, right or lien of the Collateral Agent against the Collateral arising under applicable law or arising from any business or transaction between the Collateral Agent and the Grantor other than pursuant to this Agreement or any of the other Transaction Documents.

19. Survival. All representations, warranties, covenants and agreements of the Grantor and of the Collateral Agent contained herein will survive the execution and delivery hereof and the release of any Collateral pursuant hereto and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Collateral Agent or the Grantor or any person who controls the Collateral Agent or the Grantor.

20. Grantor’s Obligations Absolute, Etc. The obligations of the Grantor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any renewal, extension, amendment or modification of or addition or supplement to or deletion from any of the Transaction Documents or any other agreement or instrument referred to therein, or any assignment or transfer of any thereof; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such Transaction Document or other agreement or instrument; (c) any furnishing of any additional security to the Collateral Agent or its assignees or any acceptance thereof or any release of any security by the Collateral Agent or its assignees; (d) any limitation on any party’s liability or obligations under any such Transaction Document or other agreement or instrument or any invalidity or unenforceability, in whole or in part, of any such Transaction Document or other agreement or instrument or any term thereof; or (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Grantor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not the Grantor shall have notice or knowledge of any of the foregoing.

21. Integration. This Agreement represents the entire agreement of the Grantor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the parties relative to the subject matter hereof not expressly set forth or referred to herein or therein.

22. Governing Law. This Agreement and the rights and obligations of the Grantor under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, except to the extent that under the New York Uniform Commercial Code the laws of another jurisdiction govern matters of perfection and the effect of perfection or non-perfection of any security interest granted hereunder.

23. Counterparts; Execution. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, but all the counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other party hereto by telephone line facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

24. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[Signature page follows]

IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers or other representatives thereunto duly authorized as of the date first above written.

EMAGIN CORPORATION

By:	/s/ Gary W. Jones
Name: Gary W. Jones
Title: Chief Executive Officer

ALEXANDRA GLOBAL MASTER FUND LTD., as Collateral Agent
ALEXANDRA INVESTMENT MANAGEMENT, LLC, as Investment Advisor
By:	/s/ Mikhail Filimonov
Name: Mikhail Filimonov
Title: Chairman and Chief Executive Officer

SCHEDULE I

Filings Required to Perfect Security Interest

1. Secretary of State of the State of Delaware

2. Department of State of the State of New York

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SCHEDULE II

Location of Records Concerning Accounts

eMagin Corporation
10500 NE 8th Street, Suite 1400
Bellevue, WA. 98004

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SCHEDULE III

Inventory Locations

eMagin Corporation
2070 Route 52
Hopewell Junction, NY 12533

eMagin Corporation
10500 NE 8th Street, Suite 1400
Bellevue, WA. 98004
Asteria Manufacturing and Brimal Holding (same address):

Wisma AIC
Lot 3
Persiaran Kemajuan
Seksyen 16
40200 Shah Alam
Selangor Darul Ehsan
Malaysia

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SCHEDULE IV

The Collateral Agent

1. Appointment. The Holders (all capitalized terms used in this Schedule IV and not  otherwise  defined shall have the respective meanings provided in  the  Security agreement to which this Schedule IV is attached (the “Agreement”)), by their acceptance of the benefits of the Agreement, hereby irrevocably designate Alexandra Global Master Fund Ltd., as Collateral Agent, to act as specified herein and in the Agreement. Each Buyer hereby irrevocably authorizes, and each other Holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Collateral Agent to take such action on its behalf under the provisions of the Agreement and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Collateral Agent may perform any of its duties hereunder by or through its agents or employees.

2. Nature of Duties. The Collateral Agent shall have no duties or responsibilities except those expressly set forth in the Agreement. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such under the Agreement or hereunder or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Collateral Agent shall be mechanical and administrative in nature; the Collateral Agent shall not have by reason of the Agreement or any other Transaction Document a fiduciary relationship in respect of any Holder; and nothing in the Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of the Agreement except as expressly set forth herein. The Collateral Agent shall not take any material action or exercise any material right or power pursuant to Section 5, 6 or 7 of this Agreement without the authorization or direction of the Majority Holders; provided, however, that if the Collateral Agent determines that it is unable to contact the Majority Holders for purposes of seeking such authorization or direction or time will not permit the Collateral Agent to so contact the Majority Holders prior to such time as detriment may occur to the rights of the Collateral Agent or the Holders from any failure of the Collateral Agent to act or exercise such right, then in any such case the Collateral Agent may take such action or exercise such right without specific authorization or direction from the Majority Holders.

The Collateral Agent shall not be liable for any act it may do or omit to do while acting in good faith and in the exercise of its own best judgment. Any act done or omitted by the Collateral Agent on the advice of its own attorneys shall be deemed conclusively to have been done or omitted in good faith. The Collateral Agent shall have the right at any time to consult with counsel on any question arising under the Agreement. The Collateral Agent shall incur no liability for any delay reasonably required to obtain the advice of counsel.

3. Lack of Reliance on the Collateral Agent. Independently and without reliance upon the Collateral Agent, each Holder, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Grantor and its subsidiaries in connection with the making and the continuance of the Obligations and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of the Grantor and its subsidiaries, and the Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before any Obligation arises or the purchase of any Note, or at any time or times thereafter. The Collateral Agent shall not be responsible to any Holder for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Agreement or the financial condition of the Grantor or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement, or the financial condition of the Grantor, or the existence or possible existence of any Event of Default.

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4. Certain Rights of the Collateral Agent.  No Holder shall have the right to cause the Collateral Agent to take any action with respect to the Collateral, with only the Majority Holders having the right to direct the Collateral Agent to take any such action. If the Collateral Agent shall request instructions from the Majority Holders with respect to any act or action (including failure to act) in connection with the Agreement, the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Majority Holders, and to the extent requested, appropriate indemnification in respect of actions to be taken by the Collateral Agent; and the Collateral Agent shall not incur liability to any person by reason of so refraining. Without limiting the foregoing, no Holder shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Holders or as otherwise specifically provided in the Agreement.

5. Reliance. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and its duties thereunder, upon advice of counsel selected by it.

6. Limitation of Holder Liability.  The Holders shall not be liable for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in performing its duties hereunder or under the Agreement, or in any way relating to or arising out of the Agreement.

7. The Collateral Agent in its Individual Capacity.  The Collateral Agent and its affiliates may lend money to, purchase, sell and trade in securities of and generally engage in any kind of business with the Grantor or any affiliate or subsidiary of the Grantor as if it were not performing the duties specified herein, otherwise without having to account for the same to the Holders; provided, however, that the Collateral Agent on behalf of itself and such affiliates, hereby waives any claim, right or lien against the Collateral in any way arising from or relating to any such loan, securities transaction or business with the Grantor.

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8. Holders. The Collateral Agent may deem and treat the holder of record of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof, as the case may be, shall have been filed with the Collateral Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of record of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee, as the case may be, of such Note or of any Note(s) issued in exchange therefor.

9. Resignation by the Collateral Agent.  (a) The Collateral Agent may resign from the performance of all its functions and duties under the Agreement at any time by giving 60 days' prior written notice (as provided in the Agreement) to the Grantor and the Holders. Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clauses (b) and (c) below.

(b) Upon any such notice of resignation, the Majority Holders shall appoint a successor Collateral Agent hereunder.

(c) If a successor Collateral Agent shall not have been so appointed within said 60-day period, the Collateral Agent shall then appoint a successor Collateral Agent who shall serve as Collateral Agent hereunder or thereunder until such time, if any, as the Majority Holders appoint a successor Collateral Agent as provided above. If a successor Collateral Agent has not been appointed within such 60-day period, the Collateral Agent may petition any court of competent jurisdiction or may interplead the Grantor and Holders in a proceeding for the appointment of a successor Collateral Agent, and all fees, including but not limited to extraordinary fees associated with the filing of interpleader, and expenses associated therewith shall be payable by the Grantor.

(d) The fees of any successor Collateral Agent for its services as such shall be payable by the Grantor.

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